Exhibit 99.1

NEWS BULLETIN	RE:	INNSUITES HOSPITALITY TRUST
FROM		INNSUITES HOTEL CENTRE
INNSUITES HOSPITALITY TRUST		1615 E NORTHERN AVENUE, # 102
AMEX:IHT		Phoenix, Arizona 85020
FISCAL 2005		Phone: 602-944-1500
THIRD QUARTER RESULTS

FOR FURTHER INFORMATION:

Marc Berg, Executive Vice President

602-944-1500

email: mberg@innsuites.com

FOR IMMEDIATE RELEASE

December 28, 2004

INNSUITES HOSPITALITY TRUST (IHT) EXPECTS FIRST NINE MONTH’S INCOME PER BASIC AND DILUTED SHARE TO INCREASE TO $0.34 FROM THE PRIOR YEAR PERIOD

Phoenix, AZ., December 28, 2004 - InnSuites Hospitality Trust (AMEX:IHT)

InnSuites Hospitality Trust expects increased earnings for the first nine months of fiscal year 2005, with anticipated net income attributable to Shares of Beneficial Interest increasing to approximately $800,000, or $0.34 per basic and diluted share.  The Trust expects net loss attributable to Shares of Beneficial Interest for the third quarter to be approximately $(410,000), or $(0.17) per basic and diluted share.

The Trust continues to carefully review complex accounting issues associated with the presentation of continuing operations and discontinued operations.  As a result of these complex accounting issues, the Trust has been unable to timely file its Quarterly Report on Form 10-Q for the period ended October 31, 2004.  The Trust hopes to complete its analysis of these issues and file its financial statements for the fiscal quarter ending October 31, 2004 on or about January 7, 2005.

Forward-Looking Statements

Certain matters within this press release may be discussed using forward-looking language as specified in the 1995 Private Securities Litigation Reform Act and InnSuites Hospitality Trust intends that such forward-looking statements be subject to the safe-harbor created thereby.  Such forward-looking statements include, but are not limited to: (i) expectations of growth in the financial and operating results of the Trust, (ii) expectations of reductions in costs incurred by the Trust, (iii) expectations to refinance or dispose of individual hotels, and (iv) expectations that the travel and hospitality industries will rebound in the near future. InnSuites Hospitality Trust cautions that these statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements contained herein.  Such risks include, but are not limited to: a) fluctuations in hotel occupancy rates, b) changes in room rental rates which may be charged by InnSuites Hotels in response to market rental rate changes or otherwise, c) interest rate fluctuations, d) changes in federal income tax laws and regulations, e) competition, f) any changes in the Trust’s financial condition or operating results due to acquisitions or dispositions of hotel properties, g) real estate and hospitality market conditions, h) hospitality industry factors, i) terrorist attacks or other acts of war, j) outbreaks of communicable diseases, k) natural disasters and l) local or national economic and business conditions, including, without limitation, conditions which may affect public securities markets generally, the hospitality industry or the markets in which the Trust operates or will operate. From time to time, these and other risks are discussed in the Trust’s Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.